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                     EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN

                       CAPITAL GAMING INTERNATIONAL, INC.

                              AND BRADLEY A. DENTON

         THIS AGREEMENT is effective as of the 11th day of February, 1998, between Capital Gaming International, Inc., its successors or subsidiaries, a New Jersey corporation, presently located at 2701 East Camelback Road, Suite 484, Phoenix, Arizona 85016 (the "Corporation"), and Bradley A. Denton, with a mailing address of 11625 East Carol Avenue, Scottsdale, Arizona 85259 ("Employee").

         WHEREAS, the Corporation and the Employee desire to set forth the terms and conditions applicable to the Employee's employment with the Corporation as its Vice President and Chief Financial Officer;

         NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the parties agree as follows:

         1. Employment and Duties

                  a. The Corporation hereby employs Employee and Employee hereby accepts the position of the Corporation's Vice President and Chief Financial Officer. As Vice President and Chief Financial Officer of the Corporation, the Employee shall report to the Chairman and Chief Executive Officer and Board of Directors of the Corporation.

                  b. As Vice President and Chief Financial Officer of the Corporation, Employee shall perform such duties and services, consistent with his position, as may be assigned to him from time to time by the Chairman and Chief Executive Officer and Board of Directors of the Corporation.


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                  c. Employee warrants and agrees to use his best efforts to perform well and faithfully such duties and other reasonable Employee duties and responsibilities as are properly assigned to him.

         2. Duration of Agreement Unless earlier terminated as herein provided, the term of Employee's employment with the Corporation shall be in effect until May 28, 2000. Various provisions of this Agreement are intended to survive the expiration or termination of this Agreement as expressly stated herein.

         3. Time to be Devoted to Employment The Employee agrees to devote his full business time, attention, and energies to the best interests of the Corporation.

         4. Restrictions on Other Employment During the term of employment, the Employee agrees that, unless he has the express prior written approval of the Chairman and Chief Executive Officer of the Corporation, he shall not accept a membership on the Board of Directors, act as an officer, employee or consultant, or engage in any other business activity that would in any way conflict with the business of the Corporation or the time needed by Employee to perform his duties for the Corporation.

         5. Compensation; Benefits; Reimbursements

                  a. Salary; Bonuses During the term of this Agreement, the Employee's salary shall be Eighty Thousand ($80,000) Dollars per year, which shall be payable in equal monthly installments (or at such other intervals as the parties may mutually agree). Employee's salary may be increased, from time to time, at the election of the Board, or any committee of the Board to which such power has been delegated by the Board. Employee shall be entitled to annual salary reviews in February of each year of this Agreement. Employee shall also be eligible for bonuses or other

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additional cash compensation in such other amounts and at such times as shall be determined before the end of each fiscal year by the Executive Compensation Committee of the Board of Directors.

                  b. Benefits During his employment, Employee shall be entitled to such benefits, including, but not limited to, standard medical, health and other insurance coverage and benefits, as are made available from time to time to other employees of the Corporation. Additionally, Employee shall, to the extent deemed appropriate by the Board of Directors (or any applicable committee of the Board of Directors) in its or their sole discretion, participate at a level consistent with his rank as a Vice President of the Corporation in profit sharing, stock appreciation rights, stock bonus, stock option, deferred compensation and other similar plans or benefits which are made available to other executives of similar rank employed by the Corporation. In the event that the Corporation establishes an individual or group retirement plan, or continues with the existing plan, Employee shall be entitled to participate, to the extent deemed appropriate by the Board of Directors (or any applicable committee of the Board of Directors), in such retirement plan consistent with his rank in the Corporation. Further, the Corporation will provide, at its expense, life, disability (in an amount sufficient to fund not more than Employee's salary), medical, dental and hospitalization insurance for the Employee and his dependents in amounts and on terms as favorable as those provided for any other executive officer of the Corporation. Employee shall be entitled to full indemnity against personal liability for acts done in good faith on behalf of Corporation in accordance with paragraph 11.

                  c. Reimbursement of Business Expenses The Corporation shall reimburse the Employee, in accordance with standard business practices of accounting and receipts, for all reasonable and necessary business and traveling expenses, and other disbursements incurred by him

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for or on behalf of the Corporation in the performance of his duties.

                  d. Reimbursement for Professional Memberships The Corporation shall reimburse Employee, in accordance with standard business practices of accounting and receipts, for the cost of all customary professional memberships and applicable continuing accounting education and gaming conference expenses.

                  e. Withholding All compensation paid to Employee shall be subject to normal required tax withholdings.

                  f. Vacation Employee shall be entitled to two (2) weeks vacation time for each year during the term of this Agreement. Employee shall receive one (1) additional week's vacation on the 1st and 2nd anniversary date of his employment, to a maximum of four (4) weeks. At Employee's option, vacation may be taken, either in whole or in part, consecutively or not, in the year that Employee's entitlement to that vacation accrues or, if unused during such year, such vacation time shall be carried over (subject to no limitation on maximum accrual), and may be used in any subsequent year during the term of the Agreement, provided that no more than thirty (30) days of vacation may be taken in any one calendar year. Upon termination of Employee's employment with the Corporation for any reason whatsoever, Employee shall be paid his salary for all unused and accrued vacation (except for vacation days for which employee shall have received payment pursuant to the immediately following sentence), at the salary rate then existing at the date of termination of Employee's employment with the Corporation, with no limitation on the maximum accrual of such vacation days for which the Employee shall receive such payment. Employee shall be fully eligible for coverage by the Corporation's policies and procedures for payment in lieu of vacation.


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         6. Termination

                  a. Probation Employee and the Corporation agree that Employee shall have a six (6) month probationary period ("Probationary Period") which will end on July 31, 1998. The parties agree that at any time prior to the expiration of such Probationary Period Employee will be considered an "at will" employee of the Corporation and may be terminated with or without cause without further liability to the Corporation.

                  b. Without Cause Following the Probationary Period, the Corporation may terminate this Agreement at any time upon five (5) days' notice; however, in the event this provision is exercised by Corporation, Employee shall receive as severance in six (6) equal monthly installments his monthly salary at his then current rate, and shall continue to receive his benefits during such period. Employee shall not be required to seek or accept other employment in order to mitigate his damages hereunder and the Corporation's obligation to pay him following such termination shall not be reduced by the amount of any compensation actually received by the Employee for employment with any other person during such six (6) month period. It shall be a condition to receipt of severance that Employee sign a general release in favor of the Corporation and its affiliates. Such general release shall, among other things, reaffirm Employee's obligations pursuant to Paragraph 7 hereof relating to confidentiality, non-competition and non-disparagement. For purposes of this Agreement, Employee may elect to notify the Corporation that he has been terminated without cause if, during the term of this Agreement, Employee is not re-elected to, or is removed from, the position of Vice President and Chief Financial Officer (other than pursuant to Paragraph 6.c below), or if the Corporation otherwise materially breaches this Agreement and fails to complete the cure of such breach within thirty (30) days after written notice from Employee. In

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such event, the provisions of this Paragraph 6.a shall apply.

                  c. With Cause The Corporation may terminate this Agreement for cause, and the Corporation shall be obligated to pay the Employee his salary and any vested benefits only through the date of any such termination. Before termination for cause, the Corporation must give Employee reasonable written notice and adequate opportunity to respond to the reasons for his termination. For purposes of this paragraph, "cause" shall mean that the Employee has (1) acted fraudulently in his relations with the Corporation or on behalf of the Corporation, (2) misappropriated or done material, intentional damage to the property of the Corporation, (3) been convicted of a felony, (4) intentionally or unintentionally acted in a manner that results in a serious omission of the Corporation's interest, (5) failed to obtain or retain for any reason, any permit, license or approval which shall be required by any regulatory agency or entity with jurisdiction over any portion of the Corporation's business or any business of a subsidiary of the Corporation, (6) breached any of the material terms of this Agreement, or (7) willfully and materially failed to follow a legal and reasonable order or directive by the Chairman and Chief Executive Officer or willfully and materially failed to perform duties as directed, which a majority of the Board of Directors in good faith finds to be in the best interest of the Corporation. At any time during the period covered by this Agreement, including during the Probationary Period as previously described under Paragraph 6.a., in the event that there is a termination of this Agreement for cause under this Paragraph 6.c, and the cause is solely the cause described under Paragraph 6.c(5) above, and not within any other sub-paragraph of Paragraph 6.c, Employee shall receive as severance in six (6) equal monthly installments his monthly salary at his then current rate, and shall continue to receive his benefits during such period. In such event, Employee shall not be required to seek or accept

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other employment and the Corporation's obligation to pay him following such termination shall not be reduced by the amount of any compensation actually received by the Employee for employment with any other person during such six
(6) month period. It shall be a condition to receipt of severance that Employee sign a general release in favor of the Corporation and its affiliates. Such general release shall, among other things, reaffirm Employee's obligations pursuant to Paragraph 7 hereof relating to confidentiality, non-competition and non-disparagement.

                  d. Termination by Death or Disability If the Employee shall die during the term of this Agreement or if, during the term of this Agreement, the Employee becomes disabled so that he is unable substantially to perform his services hereunder (i) for a period of three (3) consecutive months or for an aggregate of three (3) months during the term of this Agreement, this Agreement and the Corporation's obligations hereunder shall terminate and the Employee shall continue to receive compensation and benefits at his then current rate for six (6) months following the date of death or disability. This amount shall be in addition to any life insurance or disability policy then in effect.

                  e. Voluntary Resignation The Employee may voluntarily resign and terminate this Agreement at any time upon thirty (30) days' notice. The Corporation shall then only be obligated to pay Employee any compensation due up to his last day of employment. The provisions of Paragraph 7 relating to confidentiality, non-competition and non-disparagement shall remain in effect notwithstanding such voluntary resignation and/or termination.

                  f. Change of Control

                           (i) Definitions For purposes of this Agreement, a
"Change of Control" shall be deemed to have taken place only if: (a) any person or entity becomes the owner or

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beneficial owner of the Corporation's securities, after the date of execution of this Agreement, having 50% or more of the combined voting power of the then outstanding securities of the Corporation that may be cast for the election of directors of the Corporation (other than as a result of an issuance of securities initiated by the Corporation, or open market purchases), or (b) the persons who were directors of the Corporation before such transaction shall cease to constitute a majority of the Board of the Corporation, or any successor to the Corporation, as the direct or indirect result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions.

                           (ii) Agreement Regarding Provision of Services by
Employee The Corporation and Employee hereby agree that, if Employee is performing services pursuant to this Agreement with the Corporation on the date on which a Change of Control occurs (the "Change of Control Date") the Corporation, and any successors, will continue to honor and be bound by the terms of this Agreement.

                           (iii) Compensation and Benefits During the duration
of this Agreement, the Corporation (or its successors) will (a) continue to pay a level of compensation not less than the level applicable to Employee on the Change of Control Date, (b) fully perform and otherwise discharge Corporation's obligations under the terms of this Agreement as in effect on the Change of Control Date, and (c) continue benefit programs as to Employee at levels in effect on the Change of Control Date.

                           (iv) Effective Termination of the Employment
Agreement by Change in Control If during the term of this Agreement as a result of the Change in Control as defined in Paragraph 6.f.(i): (a) Employee's Agreement is terminated by the Corporation or the successor, or

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(b) there is a material reduction in Employee's method of compensation or related benefits, or (c) a material change in Employee's office, place of employment, working conditions or duties and responsibilities, Employee may voluntarily terminate this Agreement for a period of ninety (90) days following the occurrence of such conditions. If Employee voluntarily terminates this Agreement as provided in this Paragraph 6.f., Employee shall be entitled to treat his Employment Contract as having been terminated without cause and shall be entitled to the payments set forth in Paragraph 6.b. above.

         7. Non-Disclosure of Confidential Business Information

                  a. Non-Disclosure "Confidential Business Information" is defined as unique and extraordinary information obtained by the Employee solely as a result of his position with the Corporation. It is not intended to include business information that is available in the public domain or information that was possessed by Employee prior to his employment with the Corporation. Employee agrees that he will not, at any time during or after the term of employment, disclose, reproduce, assign or transfer to any person, firm, corporation or other business entity, except as required by law, any Confidential Business Information concerning the business, finances, clients, affairs, business plans, strategies, compounds, formulations, methods, devices, apparatus, preparations, results from ongoing investigations by others, and present and future plans of the Corporation, any subsidiary, parent company or affiliate thereof or any company formed or funded by the Corporation at any time for any reason or purpose whatsoever, without the Corporation's express written consent; nor shall the Employee make use of any such Confidential Business Information for his own purposes or for the benefit of any person, firm, corporation or other business entity, except the Corporation or any parent company, subsidiary or affiliate thereof. Upon

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termination of employment for any reason, Employee will immediately return all books, files, papers, records and documents of any kind (including those contained in computer disks), whether deemed Confidential Business Information or not, relating to the business of the Corporation.

                  b. Covenant Not to Compete Employee recognizes that in connection with his duties as Vice President and Chief Financial Officer, he occupies a position of trust with the Corporation and, among other things, is responsible for ensuring that the Corporation's interests in maintaining its relationships with the various Tribes for whom the Corporation manages or proposes to manage or develop casinos are protected. Employee acknowledges that an important responsibility of his position is to assist the Corporation in maintaining, at all times, the best possible business and professional relationship with such Tribes. Additionally, Employee recognizes that the Corporation must necessarily furnish him with Confidential Business Information in order for Employee to perform his duties. Employee further recognizes and acknowledges that the furnishing of such Confidential Business Information by Corporation and the position of trust which he occupies gives Employee an advantage over competitors of the Corporation in securing business with (i) Native American Tribes who are or were parties to contracts with the Corporation or any affiliate, (ii) have been contacted by or otherwise received proposals from the Corporation or any affiliate in the past twelve (12) months, or (iii) Native American or non-Native American entities which have entered into discussions with the Corporation or any affiliate or otherwise received proposals from the Corporation or any affiliate (collectively, "Applicable Corporate Opportunity"). In recognition of the foregoing, Employee hereby agrees that:

                           (i) During the term of this Agreement and for a
period of three (3) years following the termination of his employment for any reason, Employee shall not compete with the

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business of Corporation with respect to an Applicable Corporate Opportunity or associate himself directly or indirectly, whether or not for compensation, as an employee, consultant, advisor, proprietor, manager, stockholder, director, partner, agent, officer or in any capacity with any Applicable Corporate Opportunity or with the operations of any business competitive to the Corporation. This restriction shall only apply to competitive activities directly or indirectly related to the Applicable Corporate Opportunity. The term "associate indirectly" shall mean that for the applicable period, Employee shall not cause, assist or in any way influence any other individual, company or entity to solicit an Applicable Corporate Opportunity.

                           (ii) Employee shall not, at any time, directly,
indirectly or otherwise induce or solicit any general manager placed by the Corporation or employee of the Corporation to leave the Corporation and terminate his or her employment relationship with the Corporation.

                  c. Non-Disparagement Employee agrees that he shall not communicate to the news media, shareholders, holders of any indebtedness of the Corporation and its affiliated entities (including their representatives or attorneys), or to any other person, any written or oral uncomplimentary or disparaging statements concerning, or other statements which tend to reflect negatively on, the Corporation, its affiliated entities, or any of their respective officers, directors, employees, agents or results of or methods of operation. Employee shall further refrain from disclosing to any third party any information concerning any officer, director, employee or agent of the Corporation or its affiliated entities. Employee acknowledges that the provision of this non-disparagement clause are an essential element of this Agreement.

                  d. Survival of Restrictions It is expressly acknowledged and agreed that the provisions of this Agreement pertaining to confidentiality, non-competition and non-disparagement

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are reasonable and shall survive the termination of this Agreement and remain in full force and effect until released by the Corporation. Other than the execution of this Employment Agreement, no further act by Employee or the Corporation shall be necessary in order to specifically enforce this Paragraph
7.

         8. Representations, Warranties and Covenants of the Employee The Employee represents that he has the capacity and desire to enter into this Agreement, and the voluntary execution, delivery and performance of this Agreement and compliance with its provisions will not conflict with or result in any breach of any of the terms, conditions, obligations, covenants or provisions of, or constitute a default under, any note, mortgage, agreement, contract or instrument to which the Employee is a party or by which he may be bound or affected, including specifically any preexisting or existing consulting, employment or independent contractor arrangements, understandings or agreements whether oral or written. Furthermore, Employee agrees to indemnify Corporation against any claims brought by any predecessor employer alleging breach of employment contract or fiduciary responsibilities.

         9. Enforcement This Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of Arizona. Accordingly, to the extent a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, shall be the maximum restriction allowed by the laws of such jurisdiction and such restriction shall be deemed to have been revised accordingly herein.


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         10. Remedies for Breach; Injunctive Relief; Arbitration

                  a. Remedy for Breach of Paragraph 7 It is acknowledged by the Employee that he will be devoting his work efforts towards representing the legal interests of the Corporation; that Employee will be knowledgeable in all aspects of the business of the Corporation, including the type of transactions the Corporation is involved with, thus, the Employee would be enabled to enter the same business as the Corporation and unfairly compete against the Corporation to its detriment. Accordingly, the restrictions contained in paragraph 7 of this Agreement and the injunctive relief provided for in this paragraph are reasonable and justified. The Employee recognizes that irreparable injury to the Corporation will inevitably occur in the event of any breach of the terms and conditions of this Agreement and, specifically, if paragraph 7 is breached by the Employee. The Employee agrees in such event that the Corporation shall be entitled, in addition to any other remedies available to it, without proof of monetary or immediate damage or the necessity to post bond, to obtain an injunction against the Employee and all persons acting for or with the Employee.

                  b. Resolution of All Other Disputes Concerning Agreement Except as provided for in paragraph 10.a, all disputes regarding the interpretation and enforcement of this Agreement shall be resolved using binding arbitration. Such dispute shall be resolved pursuant to the procedural rules of the American Arbitration Association ("AAA") using a panel of three (3) arbitrators in Arizona. The determination and award of the panel shall be binding on both parties and may be enforced in any court of competent jurisdiction.

         11. Indemnification The Corporation agrees to indemnify Employee and hold him harmless against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to

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a subpoena or otherwise), including without limitation, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Employee is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Employee in connection with this Agreement to the fullest extent permitted by the General Corporation Law of New Jersey and by the bylaws of the Corporation. The indemnification provisions shall be in addition to any liability which the Corporation may otherwise have to Employee.

         If any action, proceeding or investigation is commenced as to which Employee proposes to demand such indemnification, he shall notify the Corporation with reasonable promptness. Employee shall have the right to retain counsel of his own choice to represent him and the Corporation shall pay all reasonable fees and expenses of such counsel; and such counsel shall, to the fullest extent consistent with its professional responsibilities, cooperate with the Corporation and any counsel designated by it. The Corporation shall be liable for any settlement of any claim against Employee made with its written consent, which consent shall not be unreasonably withheld, to the fullest extent permitted by the General Corporation Law of New Jersey and the bylaws of the Corporation.

         12. Attorney's Fees In the event of any litigation or arbitral procedures between the parties to this Agreement, or any of them, concerning this Agreement, each party shall be responsible for its own attorney's fees.

         13. Binding Agreement; Benefit The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

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         14. Governing Law This Agreement will be governed by, and construed and enforced in accordance with the laws of the State of Arizona which shall be the venue for any disputes hereunder.

         15. Waiver or Breach The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

         16. Entire Agreement; Amendments This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

         17. Headings The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         18. Severability Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         19. Assignment This Agreement is personal in its nature and the parties hereto shall not, without the written consent of the other, assign and transfer this Agreement or any rights or obligations hereunder; provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon each successor of the Corporation whether by merger, consolidation, transfer of all or substantially all assets, or otherwise.

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         20. Notices All notices and other communications which are required or permitted hereunder shall be in writing and shall be delivered personally or sent by air courier (e.g., Federal Express) or first class certified or registered mail, postage prepaid, return receipt requested:

        If to Employee:

                 Mr. Bradley A. Denton
                 11625 East Carol Avenue
                 Scottsdale, Arizona 85259

        If to Corporation:

                 Capital Gaming International, Inc.
                 2701 East Camelback Road, Suite 484
                 Phoenix, Arizona 85016

                 Attention:  Edward M. Tracy, Chairman and CEO

        With a copy to:

                 William S. Papazian, Senior Vice President and General Counsel Capital Gaming International, Inc.
                 2701 East Camelback Road, Suite 484
                 Phoenix, Arizona 85016

         All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery if personally delivered; on the business day after the date when sent if sent by air courier; and on the third business day after the date when sent if sent by mail, in each case addressed to such party as provided in this Section or in accordance with the latest unrevoked direction from such party.


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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


EMPLOYEE:                               FOR CORPORATION:
BRADLEY A. DENTON                       CAPITAL GAMING INTERNATIONAL, INC.

_____________________________           By:___________________________________
                                             Edward M. Tracy
                                             Title:  Chairman and CEO


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